MANNING & NAPIER GROWTH FUND, INC.
                            ARTICLES OF AMENDMENT

         Manning & Napier Growth Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
      FIRST: The charter of the Corporation is hereby amended by striking out sub-paragraph (j) of paragraph (8) of Article SEVENTH of the Articles of Incorporation and inserting in lieu thereof the following:
       "(j) The Board of Directors is empowered to cause the redemption of the shares held in any account if the aggregate net asset value of such shares (taken at cost or value, as determined by the Board) is less than $25,000, or such lesser amount as the Board may fix, upon such notice to the shareholders in question, with such permission to increase the investment in question and upon such other terms and conditions as may be fixed by the Board of Directors in accordance with the 1940 Act;"
      SECOND: The amendment to the charter of the Corporation herein made was duly approved by unanimous consent of the Board of Directors on March 25, 1985; and that at the time of the approval by the Directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.
       IN WITNESS WHEREOF, Manning & Napier Growth Fund, Inc. has caused these articles to be signed in its name and on its behalf by its President and witnessed by its Secretary on March 25, 1985.

                              MANNING & NAPIER GROWTH FUND, INC.

                                               By /s/ William Manning
                                                  William Manning, President

Witness:

/s/ B. Reuben Auspitz
    B. Reuben Auspitz, Secretary

         THE UNDERSIGNED, President of Manning & Napier Growth Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                              /s/ William Manning
                                              William Manning

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